  Exhibit 10.20

AutoWeb, Inc. Human Resources Department 18872 MacArthur Blvd, Suite 200 Irvine, CA 92612-1400 Voice: (949) 225-4572

April 18, 2018

TO:
Glenn Fuller
FROM:
Jared Rowe – President and CEO

RE:
Salary Increase

It is a pleasure to inform you of an increase in your salary. Following is a summary of your salary increase.

Position:
EVP, Chief Legal and Administrative Officer and Secretary
New Semi-monthly
Rate:
$14,593.75 (Approximately $350,250.00 Annually)
Effective Date:
April 15, 2018

Your salary increase is conditioned upon your acceptance of the foregoing modifications to the terms and conditions of your employment with AutoWeb, Inc. If you accept these modifications to the terms of your employment, please acknowledge your acceptance in the space provided below.

As a reminder, your employment is at-will, not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written document executed by both parties which in the case of the Company, must be executed by the Company’s Chief Executive Officer and expressly negate the “at-will” employment status.

To the extent any confidentiality agreement between you and the Company, or other any other agreement between you and the Company that imposes on you confidentiality obligations to the Company, do not contain the following or substantially similar provisions, the following provisions are hereby added to and deemed to be a part of such agreements:

1.
Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, in the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

April 18, 2018
Glenn Fuller

2.
Employee understands that nothing contained in your confidentiality agreement or other confidentiality documents limits Employee’s ability to file a charge or complaint or report a violation with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

Please feel free to call if you have any questions.

AutoWeb, Inc.

By:

/s/ Jared Rowe
Jared Rowe
President and CEO

Accepted and Agreed:

/s/ Glenn Fuller
Glenn Fuller

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